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                       THE GOOD GUYS, INC. AND SUBSIDIARY           Exhibit 11.1
                       STATEMENT SETTING FORTH COMPUTATION
                          OF EARNINGS (LOSS) PER SHARE
                      (In thousands except per share data)


                                                                        June 30,     June 30,
                                                                          1996        1995
                                                                        --------     -------
Net income (loss)                                                        $(3,434)    $ 2,222

1.   As presented in the 10-Q shares
     used in per share computation                                        13,476      13,426

     Net income (loss) per common share
     and common share equivalents                                         $(0.25)    $  0.17
                                                                          ======     =======


2. Computation of primary and fully diluted earnings (loss) per share including common stock equivalents

     a)    Primary earnings (loss) per common share

           Weighted average number of shares:
           Common stock  (A)                                              13,476      13,426
           Stock options (B)                                                  81         135
                                                                          ------     -------

           Total                                                          13,557      13,561

           Primary earnings (loss)
           per share                                                      $(0.25)    $  0.16
                                                                          ======     =======

    b)    Fully diluted earnings (loss)
           per share

           Weighted average number of shares:
           Common stock  (A)                                              13,476      13,426
           Stock options (B)                                                  81         150
                                                                          ------     -------

           Total                                                          13,557      13,576


           Fully diluted earnings (loss)
           per share                                                      $(0.25)    $  0.16
                                                                          ======     =======

(A) The weighted average number of common shares outstanding during the quarter has been computed by taking the number of days each share is outstanding and dividing by the number of days in the quarter.

(B) Stock options used in the primary earnings (loss) per share are calculated using the average market price. Stock options in fully diluted earnings (loss) per share are calculated using the higher of the ending market price or the average market price.


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